Filed with the Securities and Exchange Commission on June 15, 2000
                                     Securities Act Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                       TIMBERLINE SOFTWARE CORPORATION
            (Exact name of registrant as specified in its charter)

        Oregon                                         93-0748489
------------------------                  ------------------------------------
(State of incorporation)                  (I.R.S. Employer Identification No.)

15195 N.W. Greenbrier Parkway, Beaverton, Oregon                97006
------------------------------------------------              ----------
   (Address of principal executive offices)                   (Zip Code)

                           2000 Stock Incentive Plan
                           -------------------------
                           (Full title of the plan)


            Curtis L. Peltz, President and Chief Executive Officer
                        Timberline Software Corporation
                         15195 N.W. Greenbrier Parkway
                            Beaverton, Oregon 97006
            ------------------------------------------------------
                      (Name, address and telephone number
                             of agent for service)

                                  Copies to:
                           Kenneth E. Roberts, Esq.
                         Foster Pepper & Shefelman LLP
                         101 S.W. Main St., 15th Floor
                            Portland, Oregon 97204


                                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
                                               Proposed            Proposed
                           Number of            Maximum             Maximum           Amount of
Title of Securities       Shares Being       Offering Price        Aggregate        Registration
Being Registered          Registered(1)       Per Share(2)     Offering Price(2)         Fee
-----------------------------------------------------------------------------------------------------------

Common Stock                1,500,000           $8.0625           $12,093,750         $3,192.75
-----------------------------------------------------------------------------------------------------------

(1) The shares of Common Stock represent the number of shares which may be issued pursuant to the 2000 Stock Incentive Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2) The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued.
     Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on the Nasdaq National Market on June 8, 2000, and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Timberline Software Corporation (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     1. The Company's annual report on Form 10-K filed with the Commission on March 30, 2000 (File No. 0-16376).

     2. The description of the Company's Common Stock, no par value (the "Common Stock"), set forth in the Company's Registration Statement on Form S-18, as declared effective on February 9, 1984 (Registration No. 2-87409-S).

     All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Under the Oregon Business Corporation Act (the "Act"), the Company's Restated Articles of Incorporation, as amended (the "Articles"), and the Company's Amended and Restated Bylaws (the "Bylaws"), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

     Under ORS 60.387 to ORS 60.414, a person who is made a party to a proceeding because such person is or was an officer or director of the corporation shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by such person in connection with the proceeding if such person is wholly successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, a corporation is permitted to indemnify such persons against liability incurred in a proceeding if: (i) such person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests, or, at least, not opposed to its best interests; (ii) such person had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding; (iii) such person was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation (in which case indemnification is limited to such person's reasonable expenses in connection with the proceeding); and (iv) such person was not adjudged liable on the basis that he or she improperly received a personal benefit.

     The Articles and Bylaws require the indemnification of a director made or threatened to be made party to a proceeding because such person is or was a director of the Company or one of its subsidiaries against certain liabilities and expenses if: (i) the director's conduct was in good faith; (ii) the director reasonably believed that his or her conduct was in the best interest of the corporation, or at least not opposed to its best interests; and (iii) in the case of a criminal proceeding, the director had no reasonable cause to believe that the conduct was unlawful. In the case of any proceeding by or in the right of the Company, a director is entitled to indemnification against certain expenses, except that no indemnification generally would be made if:
(i) the director has been adjudged liable to the Corporation; or (ii) the officer or director received an improper personal benefit.

     The Articles and Bylaws further permit indemnification to be provided to persons other than directors, including officers, employees and agents, under certain circumstances. The Bylaws state that the foregoing indemnification provisions are not exclusive of any other right to which any person may be entitled under any statute, the Articles, Bylaws, agreement, general or specific action of the Board, vote of the shareholders or otherwise. The Articles also provide that to the full extent of the Act, no director will be liable to the Company or its shareholders for monetary damages for conduct as a director.

     The Company has entered into indemnification agreements with each of its directors and executive officers under which the Company agrees to indemnify its directors to the fullest extent permitted by law. The Company also maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against claims for errors, neglect, breach of duty and other matters.


Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

Exhibit

4.1 Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q for the three months ended September 30, 1998)

4.2 Amended and Restated Bylaws (Incorporated by reference to Exhibit 3(ii) of Quarterly Report on Form 10-QSB for the three months ended March 31,
     1997)

4.3  Indemnification Agreement between the registrant and Thomas Coleman *

5.1  Opinion of Foster Pepper & Shefelman LLP

23.1 Consent of Deloitte & Touche LLP

23.2 Consent of Foster Pepper & Shefelman LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included in the signature page)

99   2000 Stock Incentive Plan and Form of Option Agreement

* Substantially identical agreements exist between the registrant and executive officers Carol A. Vega, Matthew S. Lange, James O. Campbell, John M. Geffel, Curtis L. Peltz and Carl C. Asai, as well as directors James A. Meyer, Thomas P. Cox and Donald L. Tisdel

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, Oregon, on June 13, 2000.

TIMBERLINE SOFTWARE CORPORATION


By: /s/ Carl C. Asai
    -------------------------------------------------
    Carl C. Asai, Senior Vice President - Finance and
    Chief Financial Officer


                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Curtis L. Peltz and Carl C. Asai, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments or new registration pursuant to Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


/s/ Curtis L. Peltz                             6/13/00
---------------------------------------------   -----------------------------
Curtis L. Peltz, President,                     Date
    Chief Executive Officer and Director


/s/ Carl C. Asai                                6/13/00
---------------------------------------------   -----------------------------
Carl C. Asai, Senior Vice President - Finance   Date
    and Chief Financial Officer


/s/ James A. Meyer                              6/13/00
---------------------------------------------   -----------------------------
James A. Meyer, Director, Chairman of the       Date
    Board of Directors


/s/ Thomas P. Cox                               6/13/00
---------------------------------------------   -----------------------------
Thomas P. Cox, Director                         Date


/s/ Donald L. Tisdel                            6/13/00
---------------------------------------------   -----------------------------
Donald L. Tisdel, Director                      Date

                                EXHIBIT INDEX


Exhibit

4.1 Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q for the three months ended September 30, 1998)

4.2 Amended and Restated Bylaws (Incorporated by reference to Exhibit 3(ii) of Quarterly Report on Form 10-QSB for the three months ended March 31,
     1997)

4.3  Indemnification Agreement between the registrant and Thomas Coleman *

5.1  Opinion of Foster Pepper & Shefelman LLP

23.1 Consent of Deloitte & Touche LLP

23.2 Consent of Foster Pepper & Shefelman LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included in the signature page)

99   2000 Stock Incentive Plan and Form of Option Agreement

* Substantially identical agreements exist between the registrant and executive officers Carol A. Vega, Matthew S. Lange, James O. Campbell, John M. Geffel, Curtis L. Peltz and Carl C. Asai, as well as directors James A. Meyer, Thomas P. Cox and Donald L. Tisdel